EXHIBIT 10.1

AMENDMENT NO. 2
TO
EMPLOYMENT/SEPARATION AGREEMENT

This Amendment (“Amendment”) is entered into effective as of April 16, 2010, by and between Cornell Companies, Inc. (the “Company”) and John R. Nieser (“Employee”), to amend the Employment/Separation Agreement originally entered into on March 15, 2005, by and between the Company and Employee (as amended by Amendment to Employment Separation Agreement dated March 14, 2007, the “Agreement”).

WHEREAS, the Company and Employee previously entered into the Agreement; and

WHEREAS, the Board of Directors of the Company has authorized this Amendment to clarify certain provisions of the Agreement;

NOW, THEREFORE, the parties hereto agree to this Amendment as follows:

1.                                       Section 1 of the Agreement is hereby amended and restated in its entirety to read as follows:

“1.                                                    Employment and Term.  The Company agrees to continue the employment of the Employee and the Employee agrees to remain in the employ of the Company, in accordance with the terms and provisions of this Agreement. The Employee’s employment term shall be a rolling one year term, the current term of which shall expire on March 14, 2011 (the “Current Term”).  Upon completion of the Current Term, this Agreement shall renew automatically from year to year, unless and until terminated as provided in Section 7 of this Agreement (the Current Term and all subsequent automatic renewals thereof, the “Employment Period”).”

2.                                       Section 8(e) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(e)                                               Termination by Company without Cause. If the Employee’s employment shall be terminated during the Employment Period by the Company without Cause pursuant toSection 7(e), in lieu of the obligations of the Company hereunder, all Employee’s rights and benefits provided for by this Agreement will terminate as of such date; provided, however, that Employee will be paid, to the extent he has not already been paid, Employee’s pro rata Annual Base Salary and pro rata Annual Bonus as earned through the date of termination. Employee shall also be entitled to one time his then-current Annual Base Salary. This payment will be made within one month of the date of termination and will be subject to all applicable tax withholdings. Employee will also be entitled to extended health care benefits (COBRA) at Employee’s expense and to the extent Employee is qualified for such benefits as provided by law.”

3.                                       Unless otherwise defined herein, the capitalized terms used herein shall have the meanings given to them in the Agreement.

4.                                       Except as amended hereby, the Agreement shall be and remain in full force and effect.

IN WITNESS WHEREOF, the parties have signed this Amendment, to be effective as of the date first set forth above.

Cornell Companies, Inc.

By:	/s/ James E. Hyman
Name: James E. Hyman
Title: President and Chief Executive Officer

/s/ John R. Nieser
John R. Nieser